Exhibit 99	Contact: Frank J. Murdolo
Vice President – Investor Relation
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC.
REPORTS Q3’09 DILUTED EARNINGS PER SHARE OF $0.62, INCLUDING $0.41 PER SHARE CHARGE FOR NEW PRODUCT LICENSING FEES

NEW YORK, January 20, 2009 - Forest Laboratories, Inc. (NYSE: FRX), a U.S. based pharmaceutical company, today announced that reported diluted earnings per share equaled $0.62 in the third quarter of fiscal year 2009.  Reported earnings per share include charges for new product licensing fees of $150,000,000, or $0.41 per share net of tax, related to the previously announced product collaboration agreements with Phenomix Corporation (Phenomix) for dutogliptin for the treatment of diabetes and Pierre Fabre Médicament (Pierre Fabre) for F2695 for the treatment of depression.  Reported diluted earnings per share in the third quarter of fiscal 2008 were $0.96. Excluding the net of tax impact of the two licensing charges, diluted net income per share for the current quarter was $1.03.

Revenues for the quarter were $997,955,000, compared with $998,242,000 in the year-ago period.   Revenues were comprised of net sales of $920,013,000, versus $918,146,000 in the year-ago period.  Sales in the quarter included $585,473,000 of Lexapro® (escitalopram oxalate), an SSRI indicated for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder in adults.  Lexapro sales declined 3.0% from the year-ago period primarily resulting from a decrease in market share in the anti-depressant market.  Sales of Namenda®, an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, totaled $240,851,000 in the quarter, growth of 10.1% from reported sales of $218,734,000 in last year’s third quarter. The Company’s newest product, Bystolic™, a beta-blocker for the treatment of hypertension, which was launched in late January 2008, had sales of $20,961,000.  Also included in revenues was other income of $77,942,000 which includes contract revenue of $47,283,000 from the co-promotion of Benicar® (olmesartan medoxomil), a decline of 8.6% compared to last year.  Per the agreement with Daiichi Sankyo, active co-promotion of the product ended in the first quarter of fiscal 2009 and the Company now receives a residual royalty.  The remaining component of other income was principally interest income, which totaled $24,235,000.

Net income in the current quarter was $187,975,000 as compared to $301,757,000 reported in the third quarter of the prior fiscal year.  Selling, general and administrative expense increased 1.5% to $289,968,000 and includes significant investment spending to support the launch of Bystolic as well as pre-launch activities for Savella™.   Research and development spending for the current quarter was $279,051,000 as compared to $108,246,000 reported in the third quarter of the prior fiscal year.  Spending in the quarter includes combined licensing fee payments of $150,000,000 to Phenomix and Pierre Fabre in connection with product collaboration agreements.

Diluted shares outstanding for the third quarter were 302,056,000, a reduction of 11,051,000 shares from last year due mainly to the Company’s share repurchase program.

Nine-month results
Revenue for the nine months ended December 31, 2008 increased 3.9% to $2,957,305,000 from $2,845,476,000 in the prior year.

Reported net income for the nine months ended December 31, 2008 was $674,981,000 versus $795,163,000 reported in the nine months of the prior year, principally due to the $44,120,000 one-time termination payment for the Azor™ co-promotion agreement reported in the June quarter and the payment of new product licensing fees during the current quarter.  Diluted reported earnings per share was $2.21 in the current year’s first nine months as compared to diluted earnings per share of $2.51 for last year’s nine months.

Fiscal 2009 Guidance
The Company now expects adjusted diluted earnings per share for the fiscal year ending March 31, 2009 to be in the range of $3.35 to $3.45 from prior guidance of $3.30 to $3.40 per share.  The revised guidance reflects reduced research and development spending in the current quarter and excludes the impacts of the one-time charge related to the termination of the Azor co-promotion agreement in the first quarter and the new product licensing fee payments made to Phenomix and Pierre Fabre in the fiscal third quarter for development and marketing rights to dutogliptin and F2695, respectively.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “We are very pleased with the strong financial performance of the Company in the just completed quarter and the recently announced marketing approval by the FDA of Savella, following a first pass review.   Savella is a valuable new treatment for patients afflicted with fibromyalgia.  We are also pleased with the performance in the market of Bystolic this year, which was approved in December, 2007, and which was also approved on a first pass review after we became involved in the partnership.  It is a record for Forest to have two new products approved virtually within a year of each other, and both on first pass reviews.

In addition to the two product approvals, we recently announced two late-stage product collaborations completed during the quarter that will further expand our development pipeline.  The first collaboration is with Phenomix Corporation to develop and commercialize dutogliptin, a proprietary dipeptidyl-peptidase-4 (DPP -4) inhibitor, for the treatment of patients with Type II diabetes.  It is already in Phase III.  The second collaboration agreement is with Pierre Fabre Médicament to develop and commercialize F2695, a proprietary selective norepinephrine and serotonin reuptake inhibitor, for the treatment of patients with depression.  After Pierre Fabre’s completion of a 550 patient Phase II study with excellent clinical and tolerability results, we are currently preparing the necessary Phase III studies.

We also expect to report clinical trial results for several late-stage products already in Phase III during the calendar year as well as the entry of other products into Phase III trials this year and next year.   We also expect that, as heretofore, we will enter into development agreements for additional compounds  to advance and expand our development pipeline in order to replace and exceed sales and earnings from currently marketed products that will decline following expiration of their marketing exclusivity three and four years from now.”

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until January 30, 2009 at both websites and also by dialing 1-800-642-1687 (US or Canada) or +1-706-645-9291 (International) Conference ID 79863623.

About Forest Laboratories and Its Products
Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives.  In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS		NINE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	(In thousands, except per share amounts)
	2008	2007	2008	2007
Revenues:
Net sales	$920,013	$918,146	$2,739,329	$2,603,099
Contract revenue	52,433	52,705	153,796	156,395
Interest income	24,235	25,862	61,658	77,532
Other income	1,274	1,529	2,522	8,450
Net revenues	997,955	998,242	2,957,305	2,845,476

Costs and expenses:
Cost of goods sold	206,654	213,506	608,995	589,738
Selling, general and administrative	289,968	285,652	959,184	827,419
Research and development	279,051	108,246	537,520	415,892
	775,673	607,404	2,105,699	1,833,049

Income before income tax expense	222,282	390,838	851,606	1,012,427

Income tax expense	34,307	89,081	176,625	217,264

Net income	$187,975	$301,757	$674,981	$795,163

Net income per share:
Basic	$0.62	$0.97	$2.22	$2.52
Diluted	$0.62	$0.96	$2.21	$2.51

Weighted average number of shares outstanding:
Basic	301,428	312,140	304,262	315,729
Diluted	302,056	313,107	305,147	317,279